EXHIBIT 12
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED
CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
	(dollars in thousands)
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees (1)	$58,465	$81,790	$100,573	$135,895	$155,917	$121,839	$61,781
Fixed charges	84,262	101,263	149,439	154,857	139,044	106,531	117,769
Capitalized interest	(665)	(4,470)	(12,526)	(25,029)	(41,170)	(30,866)	(16,008)
Amortized premiums, discounts and capitalized expenses related to indebtedness	1,738	3,403	8,413	11,231	11,898	8,511	10,759
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	0	(13)	(238)	(126)	342	(40)	383

Earnings	$143,800	$181,973	$245,661	$276,828	$266,031	$205,975	$174,684

Fixed charges:
Interest expense (1)	$85,335	$100,196	$145,326	$141,059	$109,772	$84,176	$112,520
Capitalized interest	665	4,470	12,526	25,029	41,170	30,866	16,008
Amortized premiums, discounts and capitalized expenses related to indebtedness	(1,738)	(3,403)	(8,413)	(11,231)	(11,898)	(8,511)	(10,759)

Fixed charges	$84,262	$101,263	$149,439	$154,857	$139,044	$106,531	$117,769

Consolidated ratio of earnings to fixed charges	1.71	1.80	1.64	1.79	1.91	1.93	1.48
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees (1)	$58,465	$81,790	$100,573	$135,895	$155,917	$121,839	$61,781
Fixed charges	84,262	101,263	149,439	154,857	139,044	106,531	117,769
Capitalized interest	(665)	(4,470)	(12,526)	(25,029)	(41,170)	(30,866)	(16,008)
Amortized premiums, discounts and capitalized expenses related to indebtedness	1,738	3,403	8,413	11,231	11,898	8,511	10,759
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	0	(13)	(238)	(126)	342	(40)	383

Earnings	$143,800	$181,973	$245,661	$276,828	$266,031	$205,975	$174,684

Fixed charges:
Interest expense (1)	$85,335	$100,196	$145,326	$141,059	$109,772	$84,176	$112,520
Capitalized interest	665	4,470	12,526	25,029	41,170	30,866	16,008
Amortized premiums, discounts and capitalized expenses related to indebtedness	(1,738)	(3,403)	(8,413)	(11,231)	(11,898)	(8,511)	(10,759)

Fixed charges	84,262	101,263	149,439	154,857	139,044	106,531	117,769
Preferred stock dividends	21,594	21,463	25,130	23,201	22,079	16,560	16,340

Combined fixed charges and preferred stock dividends	$105,856	$122,726	$174,569	$178,058	$161,123	$123,091	$134,109

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.36	1.48	1.41	1.55	1.65	1.67	1.30

(1)	We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at September 30, 2010 to discontinued operations.